MIDDLESEX WATER COMPANY ANNOUNCES 5% DISCOUNT TO
DIVIDEND REINVESTMENT PLAN PARTICIPANTS

ISELIN, NEW JERSEY  December 23, 2009  -- Middlesex Water Company (NASDAQ:MSEX) today announced that, for a limited period of time, it plans to offer shares of its Common Stock at a 5% discount to participants in the Company’s Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (“Plan”).  This offer applies to all Common Stock purchases made under the Plan between February 1, 2010 and June 1, 2010, whether by optional cash payment or by dividend reinvestment.  During this discount period, the purchase price of the shares will be 95% of the fair market value of the shares on the purchase dates, as described in the Company’s Plan Prospectus dated August 28, 2009 (“Plan Prospectus”) if purchased through the Plan.
Purchases made at the reduced price and then subsequently withdrawn from the Plan within six months after purchase will be subject to a withdrawal fee equal to the original 5% purchase price discount times the number of shares withdrawn, but not exceeding the number of shares actually purchased at the discount by the withdrawing shareholder.
The terms and conditions of the Plan, the discount purchase details and instructions for enrolling in the Plan are set forth in the Plan Prospectus, which is available online at the Company’s website: www.middlesexwater.com under Investor Relations.  Copies of the Prospectus may also be obtained by calling the Investor Relations Department at (732) 634-1500. The Company has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-3 (No. 333-160757) for the Plan.  The entire registration statement, which includes the Plan Prospectus, can be viewed online at the SEC’s website: www.sec.gov.   This announcement is not an offer to sell or a solicitation to buy securities, which can be made only by means of the Plan Prospectus.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com